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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Avant! Corporation

We consent to incorporation herein by reference of our report dated January 24, 2000, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the December 31, 1999 Annual Report on Form 10-K of Avant! Corporation.


/S/ KPMG LLP
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August 29, 2000
Mountain View, California